EXHIBIT 10.20

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

          On December 6, 2005, the Board of Directors approved a change to the fees payable to Board members who are not employees of the Company for services rendered as a director.  The fee structure for fiscal 2005 and the revised fee structure for fiscal 2006 are as follows:

	Fiscal 2005	Fiscal 2006

Annual fee	$20,000	$25,000
Attendance at each Board of Directors meeting	$1,250	$1,250
Audit Committee Chairperson Fee for each Audit Committee meeting attended	$1,000	$1,000
Lead Director Fee for each Board of Directors meeting attended	$1,000	$1,000
Attendance at a Committee Meeting on a date other than a regularly scheduled Board or Committee meeting date	$1,000	$1,000